Exhibit 99.28(d)(xxii)

OWF STRATEGIC OPPORTUNITIES FUND LTD.

INVESTMENT ADVISORY AGREEMENT

THIS INVESTMENT ADVISORY AGREEMENT is made as of February 24, 2015, by and between OWF Strategic Opportunities Fund Ltd. (the “Fund”), a Cayman Islands exempted limited company with its principal place of business at P.O. Box 694, CIBC Financial Centre, Dr. Roy’s Drive, George Town, Grand Cayman KY1-1107, Cayman Islands, and Bessemer Investment Management LLC (the “Adviser”), a Delaware limited liability company with its principal place of business at 630 Fifth Avenue, New York, New York 10111.

WHEREAS, the Fund desires that the Adviser perform certain investment advisory services for the Fund and the Adviser is willing to perform those services on the terms and conditions set forth in this Agreement and desires to enter into an agreement to provide for investment advisory services to the Fund upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the Fund and Adviser agree as follows:

Section 1. The Fund. The Fund is engaged in the business of investing and reinvesting its assets in commodities-related instruments, derivatives and other investments as set forth on Schedule A hereto (the “Investment Policy”) and in such manner and to such extent as it may be modified from time to time by the Fund’s Board of Directors (the “Board”).

Section 2. Appointment. The Fund hereby appoints the Adviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets in the Fund and, without limiting the generality of the foregoing, to provide the other services specified in Section 3 hereof

Section 3. Duties of the Adviser.

(a) The Adviser shall provide investment advisory services, including but not limited to, making decisions with respect to all purchases and sales of investment assets for the Fund in accordance with the Investment Policy. Among other things, the Adviser shall make all decisions with respect to the Fund’s investments in various assets, in investment styles and, if applicable, in other investment companies or pooled vehicles in which the Fund may invest. To carry out the services hereunder, the Adviser is hereby authorized, as agent and attorney-in-fact for the Fund, for the account of, at the risk of and in the name of the Fund, to place orders and issue instructions with respect to transactions of the Fund. In all purchases, sales and other transactions for the Fund, the Adviser is authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or performance of its duties and obligations under this Agreement, including, but not limited to, executing on behalf of the Fund such agreements and other documentation in connection with such purchases, sales or other transactions. The Fund acknowledges that the Fund will be bound by such trading accounts established, and agreements and other documents executed.

(b) The Adviser will from time to time employ or associate with such persons as the Adviser believes to be appropriate or necessary to assist in the execution of the Adviser’s duties hereunder; provided, however, that, except as otherwise provided herein, the employment of or sub-contracting with any such person shall not relieve the Adviser of its responsibilities or liabilities hereunder; and provided further that the Adviser shall not have the authority to subcontract advisory responsibilities without the consent of the Fund. The cost of performance of such duties shall be borne and paid by the Adviser. No obligation may be imposed on the Fund in any such respect.

(c) The Adviser shall pay its own expenses in connection with the services to be provided by it pursuant to this Agreement.

Section 4. Delegation of Responsibilities. The Adviser may carry out any of its obligations under this Agreement by employing, subject to supervision by the Adviser, one or more sub-advisers who are registered as investment advisers pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (each, a “Sub-Adviser”). Each Sub-Adviser’s employment will be evidenced by a separate written agreement approved by the Board. The Adviser shall not be liable hereunder for any act or omission of any Sub-Adviser, except for failure to exercise good faith in the employment of the Sub-Adviser and for failure to exercise appropriate supervision of such Sub-Adviser, and as may otherwise be agreed in writing. The Adviser shall be solely responsible for compensating any Sub-Adviser for services rendered under any sub-advisory agreement. The Adviser may, from time to time and at any time, terminate any Sub-Adviser and recommend to the Board the appointment of another Sub-Adviser or reassume the responsibilities assigned to any Sub-Adviser with respect to the Fund, but only upon approval of the Board.

Section 5. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, the Adviser shall at all times comply with:

(a) the provisions of the Articles of Association of the Fund, as they may be amended from time to time;

(b) the Investment Policy, as it may be amended from time to time;

(c) the provisions of the 1940 Act, and any rules and regulations adopted thereunder, as relevant to the Fund;

(d) the provisions of the Advisers Act, and any rules and regulations adopted thereunder, as relevant to the Fund;

(e) the provisions of the Internal Revenue Code of 1986, as amended, as relevant to the Fund; and

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(f) any other applicable provisions of state or federal law.

Section 6. Broker-Dealer Relationships. In connection with the performance of its services hereunder, the Adviser is responsible for opening accounts with brokers, dealers and futures commission merchants (“broker-dealers”), selecting brokers, dealers and futures commission merchants to effect all transactions for the Fund, placing all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiating commissions, if applicable. To the extent consistent with applicable law and the investment objectives of the Fund, the Adviser may purchase or sell orders for the Fund with contemporaneous purchase or sell orders of other clients of the Adviser and its affiliates. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Adviser will seek to obtain best execution of transactions for the Fund at prices which are advantageous to the Fund and at commission rates that are reasonable in relation to the benefits received. To the extent consistent with Section 28(e) of the Securities Exchange Act of 1934, the Adviser may pay a broker-dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting such transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker-dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser has with respect to the Fund, as well as to other accounts over which the Adviser exercises investment discretion. Not all such services or products need be used by the Adviser in managing the Fund.

Section 7. Proxy Voting. The Adviser shall have responsibility to vote proxies solicited with respect to issuers of securities in which the Fund’s assets are invested.

Section 8. Expenses of the Fund. All of the ordinary business expenses incurred in the operations of the Fund and the offering of their shares shall be borne by the Fund unless specifically provided otherwise in this Agreement or another written agreement between the Adviser and the Fund. These expenses borne by the Fund include, but are not limited to, brokerage commissions, taxes, legal, auditing and governmental fees, expenses relating to directors and shareholder meetings, the cost of preparing and distributing reports and notices to the Fund’s shareholder and the fees and other expenses incurred by the Fund.

Section 9. Compensation. As compensation for the advisory services provided under this Agreement, the Fund shall pay the Adviser fees at the annual rate indicated on Schedule B hereto, as such Schedule B may be amended or supplemented from time to time. The Adviser’s fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly in arrears to the Adviser. The Advisory Fee rate shall be calculated based on the average net assets of the Fund plus the average net assets of the Old Westbury Strategic Opportunities Fund, in the aggregate, with such Advisory Fee rate then applied solely to the average net assets of the Fund.

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Section 10. Standard of Care. The Fund shall expect of the Adviser, and the Adviser will give the Fund the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Fund. As an inducement to the Adviser’s undertaking these services at the compensation level specified, the Adviser shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser, or any of its officers, directors, employees or agents, in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

Section 11. Non-Exclusivity. The services of the Adviser to the Fund are not to be deemed to be exclusive, and the Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Adviser may serve as officers or directors of the Fund, and that officers or directors of the Fund may serve as officers or directors of the Adviser, to the extent that such services may be permitted by law, and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, including the Fund’s sole shareholder, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

Section 12. Books and Records. The Adviser shall, with respect to orders the Adviser places for the purchase and sale of portfolio investments of the Fund, maintain or arrange for the maintenance of the documents and records as are required pursuant to Rule 31a-1 under the 1940 Act as well as such records as the Fund’s administrator reasonably requests to be maintained, including, but not limited to, trade tickets and confirmations for portfolio trades. All such records shall be maintained in a form acceptable to the Fund and in compliance with the provisions of Rule 31a-1 (as relevant) or any successor rule. All such records will be the property of the Fund and will be available for inspection and use by the Fund. The Adviser will promptly notify the Fund’s administrator if it experiences any difficulty in maintaining the records in an accurate and complete manner.

Section 13. Term of the Agreement. This Agreement shall become effective on the date set forth above, and shall thereafter continue from year to year, provided that the continuation of the Agreement is specifically approved at least annually by the Fund’s Board.

This Agreement, as of the date set forth above, shall supersede any and all investment advisory agreements between the Fund and the Adviser.

Section 14. Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund’s Board or by vote of the Fund’s sole shareholder), or by the Adviser on sixty (60) days’ written notice. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement will immediately terminate in the event of its assignment. This Agreement may also be terminated immediately by

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the Fund or the Adviser in the event that the other party (i) breaches a material term of this Agreement or (ii) commits a material violation of any governing law. As used in this Agreement, the term “assignment” shall have the same meaning as such term has in the Advisers Act, as modified or interpreted by the Commission or its staff in rules, regulations, interpretations or no-action letters.

Section 15. Indemnification by the Adviser. The Fund shall not be responsible for, and the Adviser shall indemnify and hold the Fund and the Fund harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties on the part of the Adviser or any of its officers, directors, employees or agents.

Section 16. Indemnification by the Fund. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of duties hereunder on the part of the Adviser or any of its officers, directors, employees or agents, the Fund hereby agrees to indemnify and hold harmless the Adviser and its officers, directors, employees and agents against all claims, actions, suits or proceedings at law or in equity whether brought by a private party or a governmental department, commission, board, bureau, agency or instrumentality of any kind, arising from the advertising, solicitation, sale, purchase or pledge of securities, whether of the Fund or other securities, undertaken by the Fund or their officers, directors, employees or affiliates, resulting from any violations of the securities laws, rules, regulations, statutes and codes, whether federal or of any state, by the Fund or their officers, directors, employees or affiliates. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing herein shall constitute a waiver or limitation of any rights which the Fund may have and which may not be waived under any applicable federal or state securities laws.

Section 17. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund shall be OWF Strategic Opportunities Fund Ltd., P.O. Box 694, CIBC Financial Centre, Dr. Roy’s Drive, George Town, Grand Cayman KY1-1107, Cayman Islands, Attn: President, and that of the Adviser shall be Bessemer Investment Management LLC, 630 Fifth Avenue, New York, New York 10111, Attn: General Counsel.

Section 18. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such terms or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission, interpretations of the Commission or its staff, or Commission staff no-action letters issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. The

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duties and obligations of the parties under this Agreement shall otherwise be governed by and construed in accordance with the laws of the State of New York.

Section 19. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. A written amendment of this Agreement is effective upon the approval of the Board of the Fund and the Adviser.

Section 20. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

OWF STRATEGIC OPPORTUNITIES FUND LTD.

By:	/s/ John G. MacDonald
	Name:	John G. MacDonald
	Title:	President

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Rebecca H. Patterson
	Name:	Rebecca H. Patterson
	Title:	President
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SCHEDULE A

INVESTMENT GOAL AND STRATEGY

The Fund’s investment goal is to seek long-term capital appreciation. The Fund pursues its goal by investing in commodities-related instruments, derivatives and other investments.

FUNDAMENTAL LIMITATIONS

The Fund may not:

1.	Borrow money, except to the extent permitted by the 1940 Act or any applicable rules, regulations or exemptive orders thereunder.

2.	Make loans of cash, securities or other assets, except to the extent permitted by the 1940 Act, or any applicable rules, regulations or exemptive orders thereunder.

3.	Act as an underwriter of securities of other issuers, except insofar as the Fund may be deemed an underwriter under the Securities Act of 1933, as amended, in disposing of a portfolio security.

4.	Purchase or sell real estate, except that the Fund may: (i) purchase or sell securities or instruments of issuers that invest, deal or otherwise engage in transactions in real estate or interests therein; (ii) purchase or sell securities or instruments that are secured by real estate or interests therein; (iii) purchase or sell real estate mortgage loans; and (iv) hold and dispose of real estate or interests in real estate acquired through the exercise of its rights as a holder of securities or instruments which are secured by real estate or interests therein.

5.	Purchase or sell physical commodities, except that the Fund may: (i) purchase and sell securities or instruments of companies that purchase or sell commodities or that invest in such products; and (ii) purchase, sell or enter into transactions involving currencies, forward contracts, options, swap contracts, futures contracts and options thereon, hybrid instruments, and other derivative instruments relating to indices or individual commodities.

6.	Issue senior securities, except to the extent permitted by the 1940 Act or any applicable rules, regulations or exemptive orders thereunder.

7.	Invest 25% or more of the value of its total assets in any particular industry. This limitation does not apply to (i) securities or loans issued or guaranteed by the U.S. government or any of its agencies or instrumentalities and repurchase agreements secured by them or securities issued by state or municipal governments and their political subdivisions; and (ii) securities of investment companies to the extent permitted by the 1940 Act or any applicable rules, regulations or exemptive orders.

NON-FUNDAMENTAL LIMITATIONS

The Fund may not:

1. Invest more than 15% of the market value of its net assets in illiquid investments including repurchase agreements maturing in more than seven days.

If a percentage restriction is adhered to at the time an investment is made, a later change in percentage resulting from changes in the value of the Fund’s investment securities will not be considered a violation of the Fund’s restrictions.

SCHEDULE B

Fund	Advisory Fee Rate Average Aggregate* Net Assets of the Fund and the Old Westbury Strategic Opportunities Fund

OWF Strategic Opportunities Fund, Ltd.	First $1.25 billion – 1.10%
Second $1.25 to $2.5 billion – 1.05%
Over $2.5 billion – 1.00%

*	The Advisory Fee Rate is based on the average net assets of the Fund plus the average net assets of the Old Westbury Strategic Opportunities Fund, in the aggregate, with such Advisory Fee rate then applied solely to the average net assets of the Fund.